Exhibit 99.1

News Release

For Immediate Release
April 29, 2011

CARROLLTON BANCORP REPORTS IMPROVEMENT IN FIRST QUARTER OPERATING RESULTS

COLUMBIA, MARYLAND - Carrollton Bancorp, (NASDAQ: CRRB) the parent company of Carrollton Bank, announced net income for the first quarter of 2011 of $171,000 compared to a net loss of $131,000 for the first quarter of 2010. Net income available to common stockholders for the first quarter of 2011 was $34,000 ($0.01 per diluted share) compared to a net loss to common stockholders of $267,000 ($0.10 loss per diluted share) for the first quarter of 2010.

Carrollton Bancorp continued the temporary suspension of its quarterly dividend in recognition of the Company’s limited earnings during recent quarters.

The Company’s income before taxes was $225,000 for the quarter ended March 31, 2011 compared to a pre-tax loss of $294,000 for the quarter ended March 31, 2010. The $519,000 swing in operating results is primarily attributable to stabilization of Trust Preferred securities held in the Company’s investment portfolio. During the first quarter of 2011, the Company recorded a write-down of Trust Preferred securities in the amount of $167,000 compared $754,000 during the same period in 2010.

Robert A. Altieri, President and CEO, stated, “We have seen marginal improvement in earnings while asset quality and lack of loan demand continue to impact the Company’s performance.  Our lenders have spent countless hours on asset quality issues, predominantly in the land acquisition and development sector, which were caused by the economic slump in our market. We are hopeful for economic improvement and have seen asset quality improvement, but we continue to have concern about the economy and its protracted and slow rate of recovery. Asset quality, loan growth, and additional capital will be the key to the success of the bank moving forward.”

Comparing the first quarter of 2011 to the same period in 2010, the Company improved the net interest income by $110,000, or 3.3%, by reducing reliance on certificates of deposit and borrowings as the Company remains focused on managing interest rate risk. Average borrowings were $29.1 million and $47.5 million for the first quarter of 2011 and 2010, respectively, while the related interest expense decreased to $212,000 for the first quarter of 2011 from $329,000 for the same period in 2010.

Non-interest income increased 71.6% from $942,000 for the first quarter of 2010 to $1.6 million for the first quarter of 2011. As aforementioned, this increase is primarily related to a net decrease of $586,000 in write downs of the Trust Preferred securities held in our investment portfolio. The Company’s electronic banking division’s fee income of $609,000 during the first quarter of 2011 increased by 18.6% from $513,000 during the first quarter of 2010, as a result of an increased client base that generates a larger volume of fee-based transactions.

Non-interest expense increased 6.5% to $4.7 million for the first three months of 2011 compared to $4.4 million during the same period in 2010. Salaries and benefits expenses increased by $288,000, which increase is primarily associated with a change in the structure of the mortgage banking division during the first quarter of 2010 that resulted in a shift of costs that were previously recorded as an offset to mortgage fee income. The Company also hired two officers since March 31, 2010 whose efforts are concentrated on the strategic initiative to target growth in small and mid-sized business segments.

Mr. Altieri continued, “We have taken steps to contain non-interest expenses, including benefits costs and certain executive salaries, with an anticipated annual savings of roughly $400,000. Asset quality, loan growth, and additional capital are key factors needed for the Company to reach the market share that we believe is necessary to become a high performing bank. While we continue to be well capitalized, our current capital position is limited in the ability to support significant growth. Management is evaluating current opportunities to increase capital levels to allow sustained growth.”

The Company recorded a provision for loan losses of $114,000 in the first quarter of 2011 compared to $135,000 in the first quarter of 2010. The allowance for loan losses represented 1.64% of outstanding loans, excluding loans held for sale, as of March 31, 2011, compared to 1.52% at March 31, 2010. The Company experienced net recoveries on charged-off loans of $18,000 for the three months ended March 31, 2011 compared to net recoveries of $8,400 for the same three-month period of 2010.

Total assets as of March 31, 2011 compared to March 31, 2010 reflect an 8.9%, or $35.9 million, decrease to $369.9 million. Gross loans decreased 1.0%, or $3.1 million, from $308.8 million at March 31, 2010 to $305.6 million at March 31, 2011. Investments decreased 37.6%, or $21.9 million, to $36.3 million at March 31, 2011. This decrease is a result of management’s decision to shrink the balance sheet by using cash flow from investments to reduce high cost borrowings.

Total deposits decreased 4.2%, or $13.7 million, to $308.6 million while borrowings decreased $19.9 million from balances at March 31, 2010. The decrease in deposits was comprised of a $32.2 million reduction in certificates of deposit, offset by a $16.0 million increase in non-interest bearing deposits. The significant and intentional deleveraging of the balance sheet resulted in an improvement in net interest margin to 3.93% for the quarter ended March 31, 2011, compared to 3.40% for the same period in 2010.

Carrollton Bancorp is the parent company of Carrollton Bank, a commercial bank serving the deposit and financing needs of both consumers and businesses through a system of 10 branch offices in central Maryland.  The Company provides brokerage services through Carrollton Financial Services, Inc., and mortgage services through Carrollton Mortgage Services, Inc., subsidiaries of the Bank.

The statement with respect to anticipated savings in non-interest expenses is a forward-looking statement within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief contained in this release and the underlying management assumptions. Although the Company believes this statement is based on reasonable estimates and assumptions, the Company is unable to provide any assurance that its expectations will, in fact, occur or that its estimates or assumptions will be correct. Actual results could differ materially from those expressed or implied by such forward-looking statement and such statement is not a guarantee of future performance. Potential risks and uncertainties that could cause anticipated results to differ from those expressed or implied by such forward-looking statement include, but are not limited to, unforeseen increases in benefit expenses, such as employee-related insurance costs and taxes, further deterioration in the housing market or in general economic conditions in our market area or a slowdown in the current recovery, and the impact of new governmental regulations that might require we terminate or hire employees or otherwise impacts our business, as well as other risks and uncertainties as described in reports Carrollton Bancorp files with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward looking statements.

A summary of financial information follows.  For additional information, contact Mark A. Semanie, Chief Financial Officer, (410) 536-7308, or visit the Company’s Internet site at www.carrolltonbank.com.

FINANCIAL HIGHLIGHTS
Carrollton Bancorp

	Three Months Ended March 31,
	2011	2010	% Change
	(unaudited)	(unaudited)
Results of Operations
Net interest income	3,425,520	3,315,841	3.31%
Provision for loan losses	114,217	134,686	(15.20%)
Noninterest income	1,617,318	942,247	71.64%
Noninterest expenses	4,703,858	4,417,093	6.49%
Income tax expense (benefit)	53,467	(162,439)	—
Net income (loss)	171,295	(131,252)	—
Net income (loss) to common stockholders	34,217	(266,736)	—

Per Share
Diluted net income (loss) per common share	0.01	(0.10)	—
Dividends declared per common share	—	0.04	(100.00%)
Book value per common share	9.51	10.46	(9.08%)
Common stock closing price	4.50	5.26	(14.45%)

At March 31
Short term investments	4,153,961	13,391,215	(68.98%)
Investment securities (b)	36,334,127	58,191,014	(37.56%)
Gross loans (net of unearned income) (a)	305,644,282	308,751,287	(1.01%)
Earning assets (a, b)	349,595,370	384,209,616	(9.01%)
Total assets	369,947,323	405,876,268	(8.85%)
Total deposits	308,639,136	322,292,378	(4.24%)
Stockholders' equity	33,428,191	35,747,332	(6.49%)

Common shares outstanding	2,573,088	2,569,188

Average Balances
Short term investments	5,137,155	26,151,729	(80.36%)
Investment securities (b)	36,864,158	60,290,810	(38.86%)
Gross loans (net of unearned income) (a)	307,650,327	305,219,674	0.80%
Earning assets (a, b)	353,114,640	395,538,313	(10.73%)
Total assets	373,344,718	416,551,213	(10.37%)
Total deposits	307,722,990	330,151,358	(6.79%)
Stockholders' equity	33,356,548	35,804,549	(6.84%)

Earnings Ratios
Return on average total assets	0.19%	(0.13%)
Return on average stockholders' equity	2.08%	(1.49%)
Net interest margin	3.93%	3.40%

Credit Ratios
Nonperforming assets as percent of period end loans and foreclosed real estate (a, c)	4.82%	3.07%
Allowance to total loans	1.64%	1.52%
Net loan losses to average loans (a)	(0.01%)	0.00%

Capital Ratios (period end)
Stockholders' equity to total assets	9.04%	8.81%
Leverage capital	9.66%	9.26%
Tier 1 risk-based capital	10.17%	10.51%
Total risk-based capital	11.37%	11.76%

(a) Includes loans held for sale
(b) Excludes market value adjustment on securities available for sale
(c) Nonperforming assets are comprised of non-accrual loans and foreclosed real estate